EXHIBIT 10.6. ELI LILLY AND COMPANY SENIOR
                      EXECUTIVE BONUS PLAN, AS AMENDED

                          ELI LILLY AND COMPANY
                        SENIOR EXECUTIVE BONUS PLAN
                     (As Amended Through July 1, 1993)

Section 1.  Purpose

The purpose of the Senior Executive Bonus Plan is to recognize certain Senior Executives for contributions to the Company and to provide a financial incentive to continue their efforts toward more effective Company operations by a bonus payment based on Company performance.

Section 2.  Definitions

The following words and phrases as used in this Plan shall have the following meanings unless a different meaning is clearly required by the context:

2.1.    "Board of Directors" means the Board of Directors of Lilly.

2.2.    "Bonus" means the annual bonus determined under Section 5.

2.3. "Committee" means the Compensation Committee of the Board of Directors.

2.4. "Company" means Eli Lilly and Company or each subsidiary corporation as the case may be.

2.5. "CNI" means, for any year, the consolidated net income of Lilly and its consolidated subsidiaries, after provision for all taxes for such year, as set forth in the "Consolidated Statements of Income" as determined by Lilly and certified by its independent accountants,

     a. including the effect on net income of the amount included therein as a charge for payments made under this Plan for such year, and

     b. excluding to the extent the Committee shall deem proper the whole or any part of any extraordinary or unusual gains, losses, charges or credits.

2.6. "CNS" means, for any year, the consolidated net sales of Lilly and its consolidated subsidiaries as determined by Lilly and certified by its independent accountants, adjusted to the extent the Committee shall deem proper for the effect on sales of acquisitions or dispositions of businesses during the year.

2.7. "Lilly" means Eli Lilly and Company.

2.8. "Plan" means the Senior Executive Bonus Plan as set forth herein and as hereafter modified or amended from time to time.

2.9. "Senior Executive" means, the Chairman of the Board of Lilly and other key executives of the Company selected by the Committee.

Section 3.  Administration

3.1. Committee. The Plan shall be administered by the Compensation Committee, the members of which shall be selected by the Board of Directors from among its members. No member of the Committee shall be a salaried employee of the Company.

3.2. Powers of Committee.  The Committee shall have the right:

     (i) to select key executives (including members of the Board of Directors who are salaried employees of the Company) for participation in the Plan and to determine the level of participation of each such key executive;

     (ii) to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision; and

    (iii) to adopt rules consistent with the Plan.

3.3. Finality of Committee Determinations. Determination by the Committee of the amount of the Bonus for any year and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives. The Committee may rely conclusively on determinations by the auditors of the Company for the amounts of CNS and CNI.

3.4. Powers of the Salary Committee. The Salary Committee shall have the right to select key executives (other than executive officers of the Company or members of the Board of Directors who are salaried employees of the Company) for participation in the Plan and to determine the level of participation of each such key executive.

Section 4.  Participation in the Plan

4.1. General Rule. Only a Senior Executive may participate in the Plan. A Senior Executive may not receive payment under this Plan attributable to any period of a year for which he is entitled to receive payment under the Contingent Compensation Plan.

4.2. Commencement of Participation. A senior Executive's participation in the Plan will commence on such date the Committee shall determine.

Section 5.  Executive Bonus

5.1. Computation of Bonus. The Bonus of each Senior Executive shall be computed as follows:

          Level of Participation       Senior Executive Bonus Formula

                    I                 .004745% CNS plus .03796%  CNI
                    II                .002497% CNS plus .01998%  CNI
                    III               .001864% CNS plus .01491%  CNI
                    IV                .001218% CNS plus .009746% CNI
                    V                 .000836% CNS plus .006688% CNI
                    VI                .000688% CNS plus .005506% CNI
                    VII               .000392% CNS plus .003136% CNI


5.2. Consideration for Payment. Payment of the Bonus is made in consideration of services rendered by the Senior Executive to the time of payment. If the employment of a Senior Executive shall terminate because of retirement (normal or early), disability or death, the Senior Executive or the personal representative, as the case may be, shall be entitled to a bonus adjusted for that period of the year during which the Senior Executive was an active employee of the Company. If a Senior Executive shall cease to be an employee of the Company before payment of the Bonus for reasons other than retirement, disability or death, the Senior Executive shall receive a Bonus in such amount, if any, as may be determined by the Committee in its sole discretion.

5.3. Time of Payment. Payment of the Bonus will be made before March l of the year next following the year for which the Bonus was earned.

5.4. Deferred Pavement. A senior Executive who is eligible to participate in The Lilly Deferred Compensation Plan (the "Deferred Compensation Plan") may elect, on or before January 31, 1978 and on or before each December 31 thereafter, to defer receipt of all or part of the Bonus to be earned respectively, (i) during the last eleven months of 1978 and (ii) during the year ending on December 31, following the year in which the election is made, subject to limitations set forth in the Deferred Compensation Plan. In the event of such deferral, the Company will credit the account of the Senior Executive maintained pursuant to the Deferred Compensation Plan. Upon crediting such account, all rights of the Senior Executive with respect to the amount of the Bonus deferred will be determined under the Deferred Compensation Plan exclusively.

Section 6.  Miscellaneous

6.1. No Vested Right. No Senior Executive shall have a vested right to the Bonus or any part thereof until payment is made.

6.2. No Employment Rights. No provision of the Plan, or any action taken by the Company, the Board of Directors or the Committee shall give a Senior Executive, or any other person, any right to be retained in the employ of the Company or to continued participation in the Plan.

6.3. No Adjustments. After the amount of the Bonus has been determined by the Committee for any year, no adjustments shall be made to reflect any subsequent change in accounting, the effect of federal, state, or municipal taxes later assessed or determined or otherwise.

6.4. Non-alienation. Except as provided in Subsection 5.4, no Senior Executive or other person shall have any right or power, by draft, assignment, or otherwise, to mortgage, pledge, or otherwise encumber in advance any payment under the plan; and every attempted draft, assignment, or other disposition thereof shall be absolutely void.

Section 7.  Amendment, Suspension, or Termination

The Board of Directors shall have the right, from time to time, to amend, suspend or terminate the Plan. The Committee shall also have the right to amend the Plan, except that the Committee may not amend Subsection
3.1 or this Section 7.

Section 8.  Effective Date

The Plan shall become effective July l, 1977.